Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Norwood Financial Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.10 par value per share	Other	500,000	$24.61	$12,305,000	.0001476	$1,816.22

Total Offering Amounts					$12,305,000		$1,816.22

Total Fee Offsets							$ —

Net Fee Due							$1,816.22

(1)	Fee calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Pursuant to Rule 416( a) under the Securities Act, this Registration Statement shall be deemed to cover any additional shares of common stock, par value $0.10 per share (“Common Stock”), of Baxter International Inc. (the “Registrant”), which become issuable under the Norwood Financial Corp 2024 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of Common Stock.

(3)

Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(c) based on the average of the high and low prices for the Common Stock of the Registrant as reported on the NASDAQ Global Market on May 24, 2024.